Exhibit 99.b6(a)

                           Articles of Redomestication

                                       Of

                       Valley Forge Life Insurance Company

TO:    Commissioner of Insurance, State of Indiana

                           Articles of Redomestication

                                       Of

                       Valley Forge Life Insurance Company

--------------------------------------------------------------------------------
                                    --------


       The undersigned, W. Weldon Wilson, Patricia D. Harrigan and Margaret Ashbridge being Chief Executive Officer and Secretary and Assistant Secretary, respectively, of Valley Forge Life Insurance Company, a Pennsylvania Insurance Company, hereby certify the following:

      1. The name of the company is Valley Forge Life Insurance Company ("Valley Forge").

      2. Valley Forge was organized under the provisions of the General Assembly of the Commonwealth of Pennsylvania.

      3.   Valley Forge desires to redomesticate under the laws of Indiana.

      4. These Articles of Redomestication have been duly adopted by the Board of Directors of Valley Forge (the "Board of Directors") by unanimous written consent dated August 25, 2004.

      5. Valley Forge agrees to be bound by all terms and provisions of the Indiana Insurance Code.

      6. The Articles of Incorporation of Valley Forge shall, upon its filing with and approval by the Department of Insurance of the State of Indiana, read as follows:

                                    ARTICLE I
                                    ---------

           The name of the company is "Valley Forge Life Insurance Company".

                                   ARTICLE II
                                   ----------

           The principal office shall be located at 1700 Magnavox Way, Fort Wayne, Allen County, State of Indiana.

                                   ARTICLE III
                                   -----------

           The purposes for which the Company is formed are:

      1) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities, including variable annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.

      2) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

                                   ARTICLE IV
                                   ----------

           The term during which the company shall continue as such shall be perpetual.

                                    ARTICLE V
                                    ---------

           The plan or principle on which the business is to be conducted is the joint stock plan or principle.

                                   ARTICLE VI
                                   ----------

               The authorized capital of the company shall be TEN MILLION DOLLARS ($10,000,000.00). The number of authorized common shares shall be TWO HUNDRED THOUSAND (200,000). The par value of each common share shall be FIFTY DOLLARS ($50.00).

                                   ARTICLE VII

               The business of the company shall be managed by a Board of at least five (5) Directors. A majority of the Directors shall be citizens of the United States of America or of the Dominion of Canada, and at least one of such directors shall reside in the State of Indiana. The Board of Directors shall elect the officers of the company, which shall consist of a Chief Executive Officer, a President, a Secretary, and a Treasurer and such other officers as may be prescribed by the bylaws.

                                  ARTICLE VIII
                                  ------------

               Names and post office address of officers and directors of the company are as follows:

           Jacques E. Dubois - Chairman of the Board and Director
           175 King Street
           Armonk, NY  10504

           W. Weldon Wilson - Chief Executive Officer and Director
           175 King Street
           Armonk, NY  10504

           Stephen R. McArthur - President and Director
           175 King Street
           Armonk, NY  10504

           Raymond A. Eckert - Chief Financial Officer and Director 175 King Street
           Armonk, NY  10504

           Neal E. Arnold - Vice President and Director
           1700 Magnavox Way
           Fort Wayne, IN  46804

           Patricia D. Harrigan - Secretary
           175 King Street
           Armonk, NY  10504

           Margaret Ashbridge - Assistant Secretary
           1700 Magnavox Way
           Fort Wayne, IN  46804

               Each of the above named directors shall serve until the next annual shareholders' meeting, and each of the officers shall serve until the board of directors meeting following the next shareholders' meeting, and until his or her successor is chosen and qualified or, in the event of resignation, removal, death or disqualification prior thereto, until his or her successor can be chosen and qualified.

                                   ARTICLE IX
                                   ----------

               The company reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, or in any amendment hereto, or to add any provision to the Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions contained in the Articles of Incorporation or any amendment thereto, or by the provisions or any other applicable statute of the State of Indiana; and all rights conferred upon shareholders in the Articles of Incorporation or any amendment hereto are granted subject to this reservation.



IN WITNESS WHEREOF, we have set our hands and the corporate seal in triplicate this 25th day of August 2004.

                                          ------------------------------------
                                          W. Weldon Wilson
                                          Chief Executive Officer



                                          ------------------------------------
                                          Patricia D. Harrigan
                                          Secretary



                                          ------------------------------------
                                          Margaret Ashbridge
                                          Assistant Secretary

 Sworn to, or affirmed, and subscribed before me, this 25th day of August 2004.




                                          --------------------------------
                                          Notary Public